Exhibit 23.1

CONSENT OF BURR PILGER & MAYER LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Digital Video Systems, Inc. 2002 Stock Plan and 2002 Director Option Plan of our report dated March 31, 2002, regarding the consolidated financial statements and financial statement schedule of Digital Video Systems, Inc. which appear in Digital Video Systems, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002.

San Francisco, California
February 10, 2003

/s/ Burr, Pilger & Mayer LLP
Burr, Pilger & Mayer LLP